Exhibit 99.1

Borderfree Appoints Beth Pritchard to its Board of Directors

New York - October 22, 2014 - Borderfree (NASDAQ: BRDR), a market leader in international cross-border ecommerce, today announced the appointment of Beth Pritchard to its Board of Directors.

A visionary and strategic leader in the world of retail, Ms. Pritchard has held a number of senior leadership roles throughout her career. She spent 12 years at Limited Brands (now Lbrands), serving as President and CEO of Bath & Body Works. Ms. Pritchard grew a tiny company based in Columbus, Ohio into a national chain of over 1,600 stores with sales over $2 billion, establishing Bath & Body Works as the fastest-growing specialty retailer of the decade. During the same period, Ms. Pritchard served as CEO for The White Barn Candle Company, which she founded, with sales of $200 million. She also was CEO of Victoria’s Secret Beauty with sales of $400 million. Ms. Pritchard served as President and CEO, then Vice-Chairman of Dean & DeLuca, where she instituted a number of initiatives to spur growth, including the company’s international expansion. More recently, Ms. Pritchard served as the North American Advisor for The Alshaya Group, the world’s largest franchisee group based in the Middle East. Ms. Pritchard has brought her American-style specialty retail knowledge to the operations of Alshaya, a $2.7 billion global operation with over 70 brands in 19 countries and over 2,600 stores throughout the Middle East and North Africa, Russia, Turkey and Europe.

“We are very pleased to have an individual of Beth’s caliber and wide ranging retail industry experience as the newest member of Borderfree’s Board of Directors,” said Michael DeSimone, Chief Executive Officer, Borderfree. “Beth’s expertise advising and leading major brands will be a great asset to our clients and shareholders. Aside from her demonstrated ability to drive growth, Beth is a recognized pioneer in taking U.S. retailers global, making her an excellent fit for Borderfree.”

Ms. Pritchard currently services as Principal and Strategic Advisor to Sunrise Beauty Studio, a company developing third party personal care products and fine fragrances. She has extensive board governance experience and currently serves on the Board of Directors for The Vitamin Shoppe, Cabela’s, Inc. and Loblaw Companies Limited. Ms. Pritchard previously served on the Boards of Intimate Brands, Albertsons, Borders Books, Ecolab, Shoppers Drug Mart (acquired by Loblaw March 2014) and Zale Corp (acquired by Signet May 2014).

“I am honored to join Borderfree’s Board of Directors,” said Ms. Pritchard. “This is an incredibly exciting time as technology and globalization combine to open up a new world of opportunity for shoppers and retailers alike. As the clear leader in cross-border ecommerce, Borderfree is in position to help shape the future of global retail and I look forward to playing a role in its continued success and innovation.”

About Borderfree
New York City-based Borderfree is a market leader in international cross-border ecommerce, operating a technology and services platform that the world’s most iconic brands rely on to expand globally and transact with customers in more than 100 countries and territories and more than 60 currencies worldwide. Borderfree manages all aspects of the international shopping experience, including site localization, multi-currency pricing, payment processing, fraud management, landed cost calculation, customs clearance and brokerage and global logistics services while maintaining the integrity of our customers’ brand and the consumer experience. For more information, visit www.borderfree.com.

Media Relations:
Jennifer Raezer, 646-588-2731
jennifer@borderfree.com